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                                                                       EXHIBIT 1


                          AGREEMENT AND PLAN OF MERGER


Parties:          GENESIS HEALTH VENTURES, INC.
                  a Pennsylvania corporation ("Acquiror")
                  148 West State Street
                  Kennett Square, PA  19348

                  GERIATRIC & MEDICAL COMPANIES, INC.
                  a Delaware corporation ("GMC")
                  5601 Chestnut Street
                  Philadelphia, PA  19139

                  G ACQUISITION CORPORATION
                  a Delaware corporation ("Newco")
                  148 West State Street
                  Kennett Square, PA 19348

Dated as of:      July 11, 1996



                                   Background:

         WHEREAS, the respective Boards of Directors of Acquiror, Newco and GMC have approved the merger of Newco into GMC, as set forth below (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of Common Stock, par value $.10 per share, of GMC (the "GMC Common Stock"), other than shares owned directly or indirectly by Acquiror or GMC and Dissenting Shares (as defined in Section 2.5(d)), will be converted into the right to receive the Merger Consideration (as defined in Section 2.5(c)); and

         WHEREAS Acquiror, Newco and GMC desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

         NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and subject to the satisfaction of the terms and conditions set forth herein, the parties, intending to be legally bound, agree as follows:

SECTION 1:  DEFINED TERMS

         Certain defined terms used in this Agreement and not specifically defined in context are defined in this Section 1, as follows:

         1.1 "Accounts Receivable" means (a) any right to payment for goods sold, leased or licensed or for services rendered, whether or not it has been earned by performance, whether billed or unbilled, and whether or not it is evidenced by any Contract, (b) any note receivable, or (c) any other receivable or right to payment of any nature.





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         1.2 "Asset" means any real, personal, mixed, tangible or intangible property of any nature, including, but not limited to, (a) Cash Assets, (b) Accounts Receivable, (c) other current assets of any nature including, but not limited to, prepayments, deposits and escrows, (d) Tangible Property, (e) Real Property, (f) Software, (g) Intangibles, (h) Contract Rights, (i) claims, causes of action and other legal rights and remedies of any nature, and (j) good will and miscellaneous assets of any nature including, but not limited to, rights with respect to telephone numbers, rights with respect to telephone and other directory listings, marketing materials and advertisements, books and records, correspondence files, data bases, customer lists, prospect lists, supplier lists, and other files and records of any nature, whether stored in written form or on any type of computer, electronic or other media.

         1.3 "Businesses" means the pharmacy, medical supplies, durable medical equipment, rehabilitative therapies, ambulance transportation, paratransit, contract management, financial, diagnostic services, home care, assisted living, comprehensive personal care, residential health care and long-term care businesses and other businesses conducted by the GMC Companies.

         1.4 "Cash Asset" means any cash on hand, cash in bank or other accounts, readily marketable securities, and other cash-equivalent liquid assets of any nature.

         1.5 "Code" means the Internal Revenue Code of 1986, as amended.

         1.6 "Consent" means any consent, approval, order or authorization of, or any declaration, filing or registration with, or any application or report to, or any waiver by, or any other action (whether similar or dissimilar to any of the foregoing) of, by or with, any Person which is necessary in order to take a specified action or actions in a specified manner and/or to achieve a specified result or to avoid the occurrence of a default or breach.

         1.7 "Contract" means any written or oral contract, agreement, instrument, order, arrangement, commitment or understanding of any nature, including, but not limited to, sales orders, purchase orders, leases, subleases, maintenance agreements, license agreements, sublicense agreements, loan agreements, promissory notes, security agreements, pledge agreements, deeds, mortgages, guaranties, indemnities, warranties, employment agreements, consulting agreements, sales representative agreements, joint venture agreements, settlement agreements, release agreements, termination agreements, buy-sell agreements, options or warrants; but not including Employee Benefit Plans.




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         1.8 "Contract Right" means, with respect to any Person, any right, power or remedy of any nature of such Person under any Contract including, but not limited to, rights to receive property or services or otherwise derive benefits from the payment, satisfaction or performance of another party's Obligations, rights to demand that another party accept property or services or take any other actions, and rights to pursue or exercise remedies or options.

         1.9 "Employee Benefit Plan" means any employee benefit plan as defined in Section 3(3) of ERISA, or any other plan, trust agreement, program, policy or arrangement for or regarding bonuses, commissions, incentive compensation, severance, hospitalization, vacation, deferred compensation, pensions, profit sharing, retirement, payroll savings, stock options, stock purchases, stock awards, stock ownership, equity compensation, phantom stock, stock appreciation rights, medical/dental expense payment or reimbursement, disability income or protection, sick pay, group insurance, self insurance, death benefits, employee welfare or fringe benefits of any nature, including without limitation, those benefiting retirees or former employees; but not including employment Contracts with individual employees.

         1.10 "Encumbrance" means any lien, security interest, pledge, mortgage, judgment, easement, leasehold, assessment, covenant, restriction, reservation, conditional sale, prior assignment, or other encumbrance, claim, burden or charge of any nature.

         1.11 "Environmental Laws" means all Laws relating to pollution, protection of the environment, health, safety, or the exposure of persons to Hazardous Substances, including, without limitation, Laws relating to emissions, discharges, releases or threatened releases into the environment (including, without limitation, ambient air, surface water, ground water or land) of any Hazardous Substances identified or regulated under any such Environmental Laws.

         1.12 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         1.13 "Exchange Act" means the Securities Exchange Act of
1934, as amended.

         1.14 "Facilities" means assisted living residences, comprehensive personal care facilities, residential health care facilities and long term care facilities owned, operated or managed by any of the GMC Companies.

         1.15 "GAAP" means generally accepted accounting principles under United States accounting rules and regulations, as in effect from time to time, consistently applied.



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         1.16 "GMC Companies" means GMC, the GMC Subsidiaries and the
GMC Partnerships.

         1.17 "GMC Partnerships" means each general or limited partnership in which any GMC Company holds any partnership interest.

         1.18 "GMC Subsidiaries" means each of the Subsidiaries of GMC.

         1.19 "Hazardous Substances" means any substance, waste, contaminant, pollutant or material that has been determined by any Law or any United States federal government authority, or any state or local government authority having jurisdiction over Real Property owned, leased, used or occupied by any of the GMC Companies, to be capable of posing a risk of injury or damage to health, safety, property or the environment, including, but not limited to, (a) all substances, wastes, contaminants, pollutants and materials defined or designated as hazardous, dangerous or toxic pursuant to any Law of the state in which such Real Property is located or any United States Law, and (b) urea- formaldehyde, polychlorinated byphenyls, asbestos or asbestos- containing materials, nuclear or radioactive fuel or waste, radon, explosives, known carcinogens, petroleum, petroleum products, or any other waste, material, substance, pollutant or contaminant that might cause any injury to human health or safety or to the environment or might subject the owner, operator, possessor or occupier of such Real Property to any claims, causes of action, costs damages, penalties, expenses, demands or liabilities, however defined, under any applicable Law.

         1.20 "Insurance Policy" means any public liability, product liability, general liability, comprehensive, property damage, vehicle, life, hospital, medical, dental, disability, workers' compensation, key man, fidelity bond, theft, forgery, errors and omissions, directors' and officers' liability, owner's title, or other insurance policy or binder of any nature.

         1.21 "Intangible" means any name, corporate name, fictitious name, trademark, trademark application, service mark, service mark application, trade name, brand name, product name, slogan, trade secret, know-how, patent, patent application, copyright, copyright application, Software, design, logo, formula, invention, product right or other intangible asset of any nature, whether in use, under development or design, or inactive.

         1.22 "Inventory" means any raw materials, supplies, work-in-progress, finished goods, parts or other inventory of any nature whatsoever.

         1.23 "Judgment" means any order, writ, injunction, fine, citation, award, decree or other judgment of any nature of any



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foreign, federal, state or local court, governmental body, administrative agency, regulatory authority or arbitration tribunal.

         1.24 "Knowledge" with reference to the phrases "to the Knowledge of the GMC Companies" or "to the best of the GMC Companies' Knowledge" or similar phrases means that none of the directors of GMC, none of the executive officers of GMC set forth on Schedule 1.24, and none of the chief operating officers of each of the Businesses set forth on Schedule 1.24 have any actual knowledge or actual belief after due inquiry that the statement made is incorrect.

         1.25 "Law" means any provision of any foreign, federal, state or local law, statute, ordinance, order, charter, constitution, treaty, rule or regulation, guideline, consent order, decree or agreement, including without limitation, common law.

         1.26 "Material Adverse Change" or "Material Adverse Effect" means any change or effect which, when taken together with all other adverse changes and effects which are not individually deemed to be a "Material Adverse Change" or have a "Material Adverse Effect", is or is reasonably likely to be materially adverse to the Assets, business, financial condition or results of operations of the GMC Companies, taken as a whole, excluding in all cases: (i) events or conditions generally affecting the industries in which the GMC Companies operate or arising from changes in general business or economic conditions; (ii) all reasonable out-of-pocket fees and expenses (including, without limitation, reasonable legal, accounting, investigatory and other fees and expenses) incurred by GMC in connection with the transactions contemplated by this Agreement; (iii) the payment by the GMC Companies of all amounts due to any officers or employees of the GMC Companies under employment contracts or other employee benefit plans or programs in effect as of the date hereof and disclosed to Acquiror prior to the date hereof and not in breach of any of the terms of this Agreement; (iv) any effect resulting from any change in Law or GAAP, which affects generally entities such as the GMC Companies; and (v) any effect resulting from compliance by the GMC Companies with the terms of this Agreement.

         1.27 "Obligation" means any debt, liability or obligation of any nature, whether secured, unsecured, recourse, nonrecourse, liquidated, unliquidated, accrued, absolute, fixed, contingent, ascertained, unascertained, known, unknown or otherwise.

         1.28 "Permit" means any license, permit, approval, certificate, consent, waiver, order, authorization, registration, right or privilege of any nature, granted, issued, approved or allowed by any foreign, federal, state or local governmental



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body, administrative agency or regulatory authority or any Person acting on behalf of any such body, agency or authority.

         1.29 "Person" means any individual, sole proprietorship, joint venture, partnership, corporation, limited liability company or partnership, association, cooperative, trust, estate, governmental body, administrative agency, regulatory authority or other entity of any nature.

         1.30 "Proceeding" means any claim, demand, suit, action, litigation, investigation, arbitration, audit, hearing or other legal proceeding of any nature, or any formal demand which might lead to any of the foregoing.

         1.31 "Real Property" means any real estate, land, building, condominium, town house, structure, improvement or other real property of any nature, all shares of stock or other ownership interests in cooperative or condominium associations or any other corporation owning real estate, partnership interests in partnerships, membership interests in limited liability companies or other forms of ownership interest through which interests in real estate are held, and all appurtenant and ancillary rights thereto, including, but not limited to, easements, covenants, water rights, sewer rights and utility rights.

         1.32 "Securities Act" means the Securities Act of 1933, as amended.

         1.33 "Software" means any computer program, operating system, applications system, firmware or software of any nature, whether operational, under development or inactive, including, but not limited to, all object code, source code, technical manuals, user manuals and other documentation therefor, whether in machine-readable form, programming language or any other language or symbols, and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.

         1.34 "Subsidiary" means any Person in which a majority of any direct or indirect equity or ownership interest is owned, of record or beneficially, by another Person or a direct or indirect Subsidiary of such other Person.

         1.35 "Tangible Property" means any furniture, fixtures, buildings, leasehold improvements, vehicles, office equipment, computer equipment, other equipment, machinery, tools, forms, supplies or other tangible personal property of any nature, whether constituting fixed assets, inventory or otherwise.

         1.36 "Tax" means (a) any foreign, federal, state or local income, earnings, profits, gross receipts, franchise, capital stock, net worth, sales, use, occupancy, general property, real



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property, personal property, intangible property, realty transfer, fuel, excise, payroll, withholding, unemployment compensation, social security or other tax of any nature, (b) any foreign, federal, state or local organization fee, qualification fee, annual report fee, filing fee, occupation fee, assessment, sewer rent or other fee or charge of any nature, and (c) any deficiency, interest or penalty imposed with respect to any of the foregoing.

SECTION 2:        THE MERGER

         2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Newco shall be merged with and into GMC at the Effective Time (as hereinafter defined). Following the Merger, the separate corporate existence of Newco shall cease and GMC shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of GMC and Newco in accordance with the DGCL. At the election of Acquiror, any direct or indirect wholly owned Subsidiary of Acquiror may be substituted for Newco as a constituent corporation in the Merger. In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect the foregoing.

         2.2 Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by Acquiror or Newco, which may be on, but shall be no later than the third business day after, the day on which there have been satisfaction or waiver of the conditions set forth in Section 8 and
Section 9 (the "Closing Date"), at the offices of Blank Rome Comisky & McCauley, Philadelphia, Pennsylvania, unless another date or place is agreed to in writing by the parties hereto.

         2.3 Effective Time. On the Closing Date, or as soon as practicable thereafter, the parties shall file a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as Newco and GMC shall agree should be specified in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time").

         2.4 Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL. Without, limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of GMC and Newco shall vest in the Surviving Corporation, and all debts, liabilities and duties of GMC and



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Newco shall become the debts, liabilities and duties of the Surviving
Corporation.

         2.5 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action an the part of the holder of any shares of GMC Common Stock or any shares of capital stock of Newco:

                  (a) Capital Stock of Newco. Each share of the capital stock of Newco issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation.

                  (b) Cancellation of Treasury Stock and Acquiror Owned Stock. Each share of GMC Common Stock that is owned by GMC or by any GMC Subsidiary and each share of GMC Common Stock that is owned by Acquiror, Newco or any other Subsidiary of Acquiror shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

                  (c) Conversion of GMC Common Stock. Subject to Section 2.5(d), each issued and outstanding share of GMC Common Stock (other than shares to be canceled in accordance with Section 2.5(b)) shall be converted into the right to receive from the Surviving Corporation $5.75 in cash, without interest (the "Merger Consideration"). As of the Effective Time, all such shares of GMC Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of GMC Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest.

                  (d) Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of GMC Common Stock held by a Person (a "Dissenting Stockholder") who objects to the Merger and complies with all the provisions of the DGCL concerning the right of stockholders to dissent from the Merger and require appraisal of their shares of GMC Common Stock ("Dissenting Shares") shall not be converted as described in
Section 2.5(c) but shall become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to DGCL. If, after the Effective Time, such Dissenting Stockholder withdraws his demand for appraisal or fails to perfect or otherwise loses his right of appraisal, in any case pursuant to the DGCL, his shares of GMC Common Stock shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration, without interest. GMC shall give Acquiror (i) prompt notice of any demands for appraisal of shares of GMC



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Common Stock received by GMC and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. GMC shall not, without the prior written consent of Acquiror, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

         2.6 Exchange of Certificates.

                  (a) Paying Agent. Prior to the Effective Time, Acquiror shall designate a bank or trust company to act as paying agent (the "Paying Agent") for the payment of the Merger Consideration, and Acquiror shall deposit or shall cause to be deposited with the Paying Agent in a separate fund established for the benefit of the stockholders of GMC Common Stock (the "Stockholders"), for payment in accordance with this Section 2, through the Paying Agent (the "Payment Fund"), immediately available funds in amounts necessary to make the aggregate payments pursuant to Section 2.5(c) to Stockholders (other than GMC, any GMC Subsidiary, Acquiror, Newco or any other Subsidiary of Acquiror, or holders of Dissenting Shares). The Paying Agent shall, pursuant to irrevocable instructions, pay the Merger Consideration out of the Payment Fund.

                  The Paying Agent shall invest portions of the Payment Fund as Acquiror directs in obligations of or guaranteed by the United States of America, in commercial paper obligations receiving the highest investment grade rating from both Moody's Investors Services, Inc. and Standard & Poor's Corporation, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $1,000,000,000 (collectively, "Permitted Investments"); provided, however, that the maturities of Permitted Investments shall be such as to permit the Paying Agent to make prompt payment to former Stockholders entitled thereto as contemplated by this Section. All earnings of Permitted Investments shall be paid to Acquiror. If for any reason (including losses) the Payment Fund in inadequate to pay the amounts to which Stockholders shall be entitled under Section 2.5(c), Acquiror shall nonetheless be liable for payment thereof. The Payment Fund shall not be used for any purpose except as expressly provided in this Agreement. On the first business day which is three months after the Effective Time, all portions of the Payment Fund not theretofore paid to former Stockholders shall be remitted to the Surviving Corporation and former Stockholders shall thereafter look solely to the Surviving Corporation for payment of the Merger Consideration.

                  (b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each Stockholder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of GMC Common Stock (the "Certificates") whose



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shares were converted into the right to receive the Merger Consideration pursuant to Section 2.5, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Acquiror may reasonably specify) and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Acquiror, together with such letter of transmittal, duly executed and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of GMC Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.5, and the Certificate so surrendered shall forthwith be canceled. If the Merger Consideration (or any portion thereof) is to be delivered to a Person other than the Person in whose name the Certificates surrendered in exchange therefor are registered, it shall be a condition to the payment of the Merger Consideration to such Person that the Certificates so surrendered shall be properly endorsed or accompanied by ap propriate stock powers and otherwise in proper form for transfer, that such transfer otherwise be proper and that the Person requesting such transfer pay to the Paying Agent any transfer or other Taxes payable by reason of the foregoing or establish to the satisfaction of Acquiror that such Taxes have been paid or are not required to be paid. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Paying Agent will issue in exchange for such lost, stolen or destroyed certificate the Merger Consideration deliverable in respect thereof, provided that the Person to whom the Merger Consideration is paid shall, as a condition precedent to the payment thereof, give the Surviving Corporation a bond in such sum as it may direct or to otherwise indemnify the Surviving Corporation in a manner satisfactory to it against any claim that may be made against the Surviving Corporation with respect to the Certificate alleged to have been lost, stolen or destroyed. Until surrendered as contemplated by this Section 2.6, each Certificate shall after the Effective Time represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of GMC Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section
2.5. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate.

                  (c) No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender of Certificates in accordance with the terms of this Section 2 shall be deemed to



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have been paid in full satisfaction of all rights pertaining to the shares of
GMC Common Stock theretofore represented by such Certificates, and there shall be no further registration of transfers, on the stock transfer books of the Surviving Corporation of the shares of GMC Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Section 2, except as otherwise provided by Law.

                  (d) No Liability. None of Acquiror, Newco, GMC or the Paying Agent shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

                  (e) Withholding Rights. Acquiror shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Stockholder such amounts as Acquiror is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by Acquiror, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Stockholder in respect of which such deduction and withholding was made by Acquiror.

         2.7 Stock Options and Warrants. The Board of Directors of GMC (or, if appropriate, any Committee thereof) (a) contemporaneously with the approval of this Agreement has adopted appropriate resolutions and taken all other actions necessary to provide that, effective immediately prior to the Effective Time, each outstanding stock option held by employees or directors of GMC or other Persons to purchase GMC Common Stock (such stock options are hereinafter referred to collectively as the "Options") heretofore granted under any GMC Option Plans or the LTIP (as such terms are defined in Section 3.5)), and (b) as soon as practicable following the date of this Agreement shall use its reasonable efforts to provide that outstanding warrants to purchase 100,000 shares of GMC Common Stock under that certain agreement between GMC and Tripp & Co., Inc. (the "Tripp Warrant"), in either case whether or not then vested or exercisable, shall no longer be exercisable for the purchase of shares of GMC Common Stock but shall entitle each holder thereof, in cancellation and settlement therefor, to a payment in cash (subject to any applicable withholding taxes, the "Cash Payment"), equal to the product of (x) the total number of shares of GMC Common Stock subject to each such Option or the Tripp Warrant held by such holder and (y) the excess of the Merger Consideration over the respective exercise price per share of GMC Common Stock subject to such Option or the Tripp Warrant. The Surviving Corporation shall pay each such Cash Payment to each



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holder of an outstanding Option or the Tripp Warrant on the date or dates occurring on or after the Effective Time on which such holder surrenders such Option or the Tripp Warrant for payment. Any stock appreciation rights, phantom stock rights, cash performance units, or similar rights including, without limitation, long term incentive plans (except for the LTIP with respect to outstanding awards set forth on Schedule 3.5), shall be cancelled as of immediately prior to the Effective Time without any payment therefor. As provided herein, the GMC Option Plans, the LTIP and any other Contract, plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of GMC or any GMC Subsidiary (collectively with the GMC Option Plans, referred to as the "GMC Stock Plans") shall terminate as of the Effective Time. GMC has taken all steps necessary to ensure that no GMC Company is or will be bound by any Options or the Tripp Warrant (except as otherwise required by this Section), other options, warrants, rights or Contracts which would entitle any Person, other than Acquiror or its affiliates, to own any capital stock of Acquiror, the Surviving Corporation or any of their respective Subsidiaries or to receive any payment in respect thereof. GMC shall use its best efforts to obtain all necessary Consents to ensure that after the Effective Time, the only rights of the holders of Options or the Tripp Warrant to purchase shares of Common Stock in respect of such Options or the Tripp Warrant will be to receive the Cash Payment in cancellation and settlement thereof as described above.

         2.8 Certificate of Incorporation and By-Laws.

                  (a) The certificate of incorporation of Newco as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

                  (b) The Bylaws of Newco as in effect at the Effective Time shall be the Bylaws of the Surviving Corporation, until thereafter changed or amended as provided therein or by Law.

         2.9 Directors. The directors of Newco immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

         2.10 Officers. The officers of Newco immediately prior to the Effective Time shall become the officers of the Surviving Corporation, until the earlier of their resignation or removal or removal or until their successors are duly and elected and qualified, as the case may be.




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         2.11 Resignations. At the Closing, GMC shall use reasonable efforts to make available to Acquiror and Newco the written resignations of such officers and directors of each GMC Company as Acquiror shall request from all officerships and directorships at the GMC Companies, effective as of the Closing Date.

         2.12 Obligation with Respect to Certain Employee Benefits. Acquiror hereby agrees that, as soon as reasonably practicable after the Effective Time, Acquiror shall take such action as may be necessary to cause each of the GMC Companies to maintain and provide for those employees of the GMC Companies not covered by union or collective bargaining agreements, the employee welfare plans and employee pension plans which are generally made available from time to time to the employees of the Acquiror and its subsidiaries consistent with grade levels.

SECTION 3:        REPRESENTATIONS OF GMC

         GMC represents and warrants to Acquiror and Newco as follows:

         3.1 Organization and Subsidiaries. GMC and each of the GMC Subsidiaries is a corporation duly organized, validly existing, and in good standing under the Laws of the state of its incorporation. Each of the GMC Partnerships is a partnership duly formed and validly existing under the Laws of the jurisdiction of its formation. Each of the GMC Companies is duly qualified or registered to do business as a foreign entity in each jurisdiction where the transaction of its respective Businesses requires such qualification or registration except where the failure to so qualify or register would not, or would not reasonably be expected to, have any Material Adverse Effect. Schedule 3.1 sets forth an accurate and complete list of each GMC Company, setting forth as to each GMC Company, as applicable: (a) its exact legal name; (b) its jurisdiction and date of formation; (c) its federal employer identification number; (d) its directors and officers or partners, as applicable, indicating all current title(s) of each individual; (e) its registered agent and/or office in its jurisdiction of formation (if applicable); (f) all foreign jurisdictions in which it is qualified or registered to do business and its registered agent and/or office in each such jurisdiction (if applicable); (g) all fictitious, assumed or other names of any type that are registered or used by it or under which it has done business at any time since June 1, 1995; (h) any name changes, recapitalization, mergers, reorganizations or similar events since June 1, 1995 and (i) the name of and the percentage and nature of the interest or percentage of voting securities owned by GMC or any GMC Company. Each of the GMC Companies has the requisite power and authority to own its respective Assets and conduct its respective Businesses as such Businesses are presently conducted. GMC has the requisite corporate power and authority to enter into and perform this Agreement. Accurate and complete copies of the charter and bylaws, partnership agreements and other organizational documents, as applicable, of each of the GMC Companies, each as amended to date, have been provided to Acquiror. All of the issued and outstanding capital stock of each of GMC's Subsidiaries is duly authorized, validly issued, fully paid and non-assessable, and was not issued in violation of, any preemptive rights. GMC owns, directly or through a Subsidiary, all of the issued and outstanding capital stock of each of the GMC Subsidiaries, free and clear of all Encumbrances. Except for the GMC Subsidiaries listed on Schedule 3.1, none of the GMC Companies owns any capital stock or other securities of, or any interest in, any Person.

         3.2 Authorization of Agreement. The execution, delivery, and performance of this Agreement by GMC, and the consummation by GMC of the transactions contemplated hereby, (a) have been authorized by all necessary corporate actions by GMC's Board of Directors, (b) do not constitute a violation of or default under (either immediately or upon notice, lapse of time or both)
(i) the charter or bylaws, partnership agreements or other organizational documents, as applicable, of any of the GMC Companies, (ii) any material Permits held by any of the GMC Companies or (iii) any material Contract to which any of the GMC Companies is a party or by which any of the GMC Companies is bound, (c) do not constitute a violation of any Law or Judgment which is applicable to any of the GMC Companies or to any of the GMC Companies' Assets or Businesses, the violation of which would, or would reasonably be expected to, have a Material Adverse Effect, (d) except as set forth on Schedule 3.2, do not accelerate or otherwise modify, or give any Person the right to accelerate or modify, any material Obligation of any of the GMC Companies, (e) do not result in the creation of any material Encumbrance upon, or give to any Person any material interest in, any of the GMC Companies' Assets or Businesses or any shares of capital stock or other security of GMC or any of GMC's Subsidiaries, and (f) do not require the Consent of any Person except for (i) the approval of the board of directors of GMC, which has already been obtained, (ii) the approval of the stockholders of GMC as described in Section 5 of this Agreement, (iii) the filing with the Securities and Exchange Commission ("SEC") of (x) a proxy statement relating to the approval by GMC's stockholders of this Agreement (as amended or supplemented from time to time, the "Proxy Statement") and (y) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iv) filings and approvals under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "Hart-Scott-Rodino Act"), (v) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (vi) Consents of government regulatory authorities described on Schedule 3.2, and (vii) other Consents described on Schedule 3.2. This Agreement constitutes the valid and legally binding agreement of GMC, enforceable against GMC in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency and similar Laws affecting creditors' rights generally and to general principles of equity (whether considered in a proceeding in equity or at Law). GMC has received an opinion of CS First Boston Corporation to the effect that, as of the date of this Agreement, the consideration to be received by the holders of GMC Common Stock (as defined in Section 3.5 below) pursuant to the Merger are fair to such holders from a financial point of view. That certain Stock Option Agreement dated July 11, 1996 among inter alia Tomahawk Capital Holdings, Inc., Tomahawk Holdings, Inc., Daniel Veloric, Newco and Acquiror has been approved by the Board of Directors of GMC so that Section 203 of the DGCL will not apply to the Stock Option Agreement, this Agreement or the transactions contemplated thereby and hereby.

         3.3 Compliance with Law. Each GMC Company's operations and the conduct of each GMC Company's Businesses (including any discontinued or inactive business or operations) as such Businesses have been or presently are conducted, have and continue to comply with all applicable Laws, except where the failure to do so would not, and would not reasonably be expected to, have any Material Adverse Effect. Set forth on Schedule 3.3 is a complete list in all material respects of all inspection reports, surveys, investigation reports, and audit reports made or initiated by or reported to federal, state or local governmental agencies, authorities and other Persons since May 31, 1994 regarding any Laws applicable to any of the GMC Companies or their respective Businesses or Assets. To the Knowledge of the GMC Companies, each GMC Company has filed all reports required by all Laws to be filed including, without limitation, any and all Medicare and Medicaid cost reports and all such reports complied in all material respects with the requirements of applicable laws and regulations. Each of the GMC Companies has duly paid or accrued on its books of account all applicable duties and charges due or assessed against it pursuant to such reports, except duties and charges with respect to which it has a bona fide dispute and which, if resolved adversely to the GMC Companies, would not have a Material Adverse Effect.

         3.4 Permits. Each GMC Company has obtained and currently maintains in full force and effect all material Permits required by Law or necessary to conduct its respective Businesses as presently conducted, all of which Permits are listed on Schedule 3.4(a). Each of the GMC Companies, each of the Facilities and each of the Businesses set forth on Schedule 3.4(b), where applicable, are eligible, and are fully certified and have the requisite Permits to participate as providers under and to receive payment from Medicare, Medicaid (in each state in which they operate), Civilian Health and Medical Program of the Uniformed Services ("CHAMPUS"), Civilian Health and Medical

Program of the Veteran's Administration ("CHAMPVA") and any other Veterans Administration program. Except as set forth on Schedule 3.4(c), no material violations or waivers have been recorded in respect of any such Permit since May 31, 1994 and no Proceeding is pending or, to the Knowledge of the GMC Companies, threatened to revoke, terminate, suspend or limit any such Permit or any GMC Company, Facility or Business, or any assignee or successor thereof, from applying for such Permits or developing or expanding any business in any material respect. Except as set forth in Schedule 3.4(c), no GMC Company has received any notice of any claim of material default or noncompliance with respect to any such Permit or any notice of any other material claim or Proceeding (or threatened Proceeding) relating to any such Permit. No GMC Company is in material default with respect to any such Permits. To the extent applicable to its respective Businesses, and except as disclosed on Schedule 3.4(c), each GMC Company has correctly maintained in all material respects all records required by applicable Laws or government agencies in connection with any such Permits, including without limitation, by the FDA, DEA and State Boards and pursuant to the requirements of Title XVIII and XIX of the Social Security Act.

         3.5 GMC's Stock. The authorized capital stock of GMC consists of: (a) 16,000,000 shares of preferred stock, par value $.10 per share ("GMC Preferred Stock"), of which no shares have been issued; and (b) 30,000,000 shares of common stock, par value $.10 per share ("GMC Common Stock"), of which (i) 15,429,746 shares are issued and outstanding, (ii) 535,254 shares are reserved for issuance pursuant to outstanding options granted under GMC's 1982 Incentive Stock Option Plan, 1985 Stock Option Plan for Medical Directors, 1989 Stock Option and Restricted Stock Plan, 1990 Stock Option Plan for Directors and 1994 Stock Option and Restricted Stock Plan for Directors (collectively, "GMC Option Plans"), (iii) 100,000 shares are reserved for issuance pursuant to the exercise of the Tripp Warrant, (iv) 493,500 shares are reserved for issuance pursuant to outstanding awards under the Management Long Term Incentive Plan issued pursuant to the 1995 Equity Incentive Plan (the "LTIP"), (v) no shares of which are held in treasury and (vi) any changes to the foregoing caused by shares issued pursuant to the exercise of outstanding stock options on the date hereof (GMC Preferred Stock and GMC Common Stock being collectively referred to as "GMC Stock"). All shares of GMC Stock which are outstanding are duly authorized and validly issued, and are fully paid and nonassessable, and were not issued in violation of, any preemptive rights. The number, price and material terms of the options or awards outstanding under the GMC Option Plans and the LTIP are set forth on Schedule 3.5. There are no voting trusts or other arrangements or understandings to which GMC is a party in favor of any Person with respect to the voting of GMC Stock or any other interest in GMC. Except as identified on
Schedule 3.5, there are no outstanding options, puts, calls, warrants, subscriptions, stock appreciation rights, phantom stock, cash performance units, or other Contracts or Contract rights granted by GMC relating to the GMC Stock or to the offering, sale, issuance, redemption or disposition of the GMC Stock or any shares of capital stock or other securities of any of the GMC Companies.

         3.6 GMC Financial Statements. The consolidated balance sheets of GMC and the GMC Subsidiaries as of May 31, 1995 and the end of the four fiscal years immediately preceding and the related consolidated statements of operations, cash flows (or changes in financial position) and changes in stockholders' equity (deficit) of GMC and the GMC Subsidiaries for each of the five fiscal years ended May 31, 1995, and the unaudited consolidated balance sheets of GMC and the GMC Subsidiaries as of August 31, 1995, November 30, 1995 and February 29, 1996 and the related consolidated statements of operations and cash flows of GMC and the GMC Subsidiaries for the respective periods then ended, including the related notes and schedules, which are contained in the SEC Documents (as defined in Section 3.26), have been prepared in accordance with GAAP, complied in all material respects as to form with applicable accounting requirements and the rules and regulations of the SEC with respect thereto, are true and complete in all material respects and fairly present the consolidated financial condition and results of operations, cash flows (or changes in financial position) and changes in stockholders' equity (deficit) of GMC and the GMC Subsidiaries as of the dates and for the periods indicated subject, in the case of the unaudited consolidated financial statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to have a Material Adverse Effect. The consolidated balance sheets of GMC and the GMC Subsidiaries as of April 30, 1996 and the related consolidated statements of operations for the eleven months ended April 30, 1996 which are attached on
Schedule 3.6 have been prepared by GMC in a manner consistent with GMC's past practices, are true and complete in all material respects and fairly present the consolidated financial condition and results of operations for the eleven months ended April 30, 1996. The financial statements referred to in this section are collectively referred to as "GMC's Financial Statements."

         3.7 Assets. The GMC Companies own or lease all of the material Assets necessary for the operation of the Businesses of the GMC Companies as presently conducted. Each of the GMC Companies has good and valid title to all of its Assets, free and clear of any material Encumbrance except for those subject to security interests granted pursuant to loans or capital leases identified on
Schedule 3.11. To the Knowledge of the GMC Companies, all Assets owned by, under lease to or otherwise used by any of the GMC Companies are in good condition, ordinary wear and tear excepted.

         3.8      Real Property.

                  (a) Schedule 3.8 sets forth a true and correct list of (i) the Real Property owned, operated, managed, leased or otherwise occupied or possessed by any GMC Company (collectively, the "GMC Real Property"); (ii) all material Contracts under which any GMC Company is lessor, lessee, sublessor or sublessee of any Real Property; (iii) all options held or given by any GMC Company and all Obligations on the part of any GMC Company, to sell, purchase or acquire any interest in Real Property; and (iv) all material Contracts securing or secured by any of the Real Property owned by any GMC Company, including, without limitation, all mortgages, security agreements, notes or other obligations.

                  (b) (i) Except as set forth in Schedule 3.8, each of the GMC Companies has good and marketable title, insurable as such by a reputable title insurance company doing business in the applicable jurisdiction at regular rates, to each parcel of Real Property owned by it, free and clear of all mortgages, pledges, liens, encumbrances and security interests, except (A) those reflected or reserved against in GMC's Financial Statements, (B) taxes and general and special assessments not in default and payable without penalty or interest, (C) Permitted Liens (as hereinafter defined), and (D) other liens, mortgages, pledges, encumbrances and security interests which are not material to any Facility or to any other material property.

                      (ii) "Permitted Liens" shall mean (A) any
Encumbrances disclosed on the GMC's Financial Statements or on Schedule 3.8, (B) liens for Taxes, assessments or charges of any governmental authority which are not yet due and payable or which are being contested by any of the GMC Companies in good faith, (C) mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business, (D) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (E) easements (including, without limitation, reciprocal easement agreements and utility agreements), zoning and subdivision requirements, rights of way, covenants, consents, agreements, reservations, encroachments, variances, special exceptions, non-conforming uses and other similar restrictions, charges or encumbrances (whether or not recorded) that do not, individually or in the aggregate, materially impair the continued use and operation of the GMC Real Property to which they relate in the business of the GMC Companies as presently conducted, (F) liens created by or existing from any litigation or legal proceeding that are being contested by any of the GMC Companies in good faith or which are otherwise disclosed or referred to in Schedule 3.16, and (G) extensions, renewals or replacements of any lien for money borrowed by the GMC Companies identified in Schedule 3.8.

                     (iii) The GMC Companies have no actual knowledge of claims of defects of title to GMC Real Property that would materially adversely affect the operations of any individual Facility or other material property.

                  (c) Except as set forth on Schedule 3.8, there are no material violations of applicable Law or breaches of the terms of any material Contract affecting the GMC Real Property.

                  (d) The GMC Companies have made available to Acquiror all of the files relating to the GMC Real Property. No condemnation Proceeding is pending or, to the best Knowledge and belief of the GMC Companies, threatened, against any GMC Real Property. No material uninsured casualty has occurred at any GMC Real Property within the last twelve months.

                  (e) Environmental Matters.

                                    (1) To the Knowledge of the GMC Companies,
the GMC Companies have complied with applicable Environmental Laws except for such failures to comply which would not have, and would not reasonably be expected to have, a Material Adverse Effect.

                                    (2) None of the GMC Companies has received
any written notice of any citation, summons, order, complaint, penalty, investigation or review by any governmental entity or other Person (a) with respect to any alleged violation by any GMC Company of any Environmental Law, or
(b) with respect to any alleged failure by any GMC Company to have any environmental Permit or Consent required in connection with its business or (c) with respect to any generation, treatment, storage, recycling, transportation or disposal ("Management") of any Hazardous Substance, except for such violations, failures of management which would not, and would not reasonably be expected to, have a Material Adverse Effect.

                                    (3) To the Knowledge of the GMC Companies,
no GMC Company has received any written request for information, notice of claim, demand or notification that it is or may be potentially responsible with respect to any investigation or clean-up of any threatened or actual release of any Hazardous Substance or any claim for material damages to persons or property.

                                    (4) To the Knowledge of the GMC Companies,
there are no environmental liens on any properties owned or leased by any GMC Company and no governmental actions have been taken which would subject any of such properties to such liens.

                                    (5) To the Knowledge of the GMC Companies,
no Hazardous Substance has been emitted, discharged, disposed of, deposited, or otherwise released by the GMC Companies and, to the knowledge of the GMC Companies, there is no threat of release by the GMC Companies, in, on, under or from any GMC Real Property (as hereafter defined) (including but not limited to any surface or subsurface waters on or flowing through any GMC Real Property) except for such emissions, discharges, disposals, deposits or releases which would not, and would not reasonably be expected to, have a Material Adverse Effect.

                                    (6) To the Knowledge of the GMC Companies,
no underground storage tank located on or under any GMC Real Property, and the piping appurtenant thereto, will result in any material Obligation to the GMC Companies.

                                    (7) To the Knowledge of the GMC Companies,
no GMC Real Property is or has ever been listed in the EPA's National Priorities List or in any other list, schedule, log, inventory or record, however defined, maintained by any governmental agency with respect to sites where Hazardous Substances have or may have been disposed of or where there is, has been or may be a release or threat of a release of any Hazardous Substance and no off-site waste storage, treatment or disposal location to which any of the GMC Companies' wastes have been taken, appears or has appeared on any such list.

                                    (8) For purposes of this Section 3.8(e), the
term "GMC Real Property" shall also mean and include all facilities and properties now or previously owned, operated, managed, leased or otherwise occupied or possessed by any GMC Company.

         3.9 Obligations. None of the GMC Companies has any material Obligations other than (i) Obligations reflected on the consolidated balance sheet of GMC and the GMC Subsidiaries as of April 30, 1996 (the "April 1996 Balance Sheet"),
(ii) Obligations set forth in Schedule 3.9, (iii) Obligations under Contracts of the type listed or not required to be listed on Schedule 3.8 or Schedule 3.11 provided that no such Obligation consisted of or resulted from a material default under or violation of any such Contract, and (iv) Obligations incurred since April 30, 1996 and not in breach in any material respect of any of the representations and warranties made in Section 3.10 or the covenants of Section
6.1. Except as set forth in Schedule 3.9 and except to the extent specifically reflected or reserved against in the Financial Statements, no GMC Company is directly or indirectly liable, by guarantee or otherwise, upon or with respect to, or obligated to guarantee or assume, any material Obligation of any Person, except endorsements made in the ordinary course of business in connection with the deposit of items for collection. Except as described on Schedule 3.9, no material Obligations of any of the GMC Companies are guaranteed by any Person other than another GMC Company.

         3.10 Operations Since April 30, 1996. Except as disclosed on Schedule 3.10, since April 30, 1996, through the date of this Agreement the GMC Companies have conducted their Businesses in the ordinary course consistent with past practices and:

                  (a) Except in the ordinary course of its business consistent with its past practices, none of the GMC Companies has (i) created or assumed any material Encumbrance upon any of its businesses or Assets, (ii) incurred any material Obligation, (iii) made any material loan or advance, (iv) assumed, guaranteed or otherwise become liable for any material Obligation of any Person,
(v) committed for any material capital expenditure, (vi) sold, abandoned or otherwise disposed of any of its material Assets, (vii) waived any material right or canceled any debt or claim, (viii) assumed or entered into any material Contract other than this Agreement and any other Contract contemplated herein,
(ix) increased, or authorized an increase in, the compensation or benefits paid or provided to any of its directors, officers, employees, agents or representatives, (x) directly or indirectly redeemed or acquired any of GMC's Stock or any other securities of GMC, or (xi) declared, paid or set aside for payment any dividend or other distribution.

                  (b) None of the GMC Companies has borrowed or lent any funds, leased any equipment or Real Property, involving individually an amount exceeding $250,000 for any one transaction or series of related transactions.

                  (c)  There has been no Material Adverse Change.

         3.11 Contracts.

                  (a) Set forth on Schedule 3.11 or in the list of material contracts of GMC set forth in GMC's Annual Report on Form 10-K for the fiscal year ended May 31, 1995 is a true and correct list of all material Contracts to which any GMC Company or the Assets of any GMC Company is bound or subject. None of the GMC Companies is a party to or bound by (i) joint venture Contracts relating to the Assets or Businesses of any GMC Company or by or to which any GMC Company or its Assets are bound or subject or (ii) Contracts which limit, restrict or prohibit the right of any GMC Company to conduct any business or to compete with any other Person.

                  (b) True and correct copies of all such written Contracts have been made available to Acquiror. Schedule 3.8 and Schedule 3.11 include a complete and accurate description in all material respects of all oral Contracts meeting the criteria set forth in subsection (a) above. All of the Contracts set forth on Schedule 3.8 and Schedule 3.11 or referred to in this Agreement or in the other Schedules hereto are in full force and effect and no GMC Company party thereto is in material default thereunder nor, to the Knowledge of the GMC Companies, is any other party to any such Contract in material default thereunder.

         3.12 Intangibles. Except as described in Schedule 3.12, each GMC Company has good and valid title to, or license to use, all of its respective material Intangibles, free and clear of any Encumbrances and maintains or has access to all source code listings for all material Software owned or licensed by any GMC Company. To the Knowledge of the GMC Companies, none of the GMC Companies' Intangibles or its past or current uses, has violated or infringed upon or is violating or infringing upon any Intangible of any Person, and no Person is violating or infringing upon any of the GMC Companies' Intangibles, except in any such case which would not, and would not reasonably be expected to, have a Material Adverse Effect. Except as described in Schedule 3.12, none of the material GMC Companies' Intangibles is owned by or registered in the name of any current or former stockholder, director, officer, employee, salesman, agent, representative or contractor of any of the GMC Companies, nor does any such Person have any interest therein or right thereto. Except as described on
Schedule 3.12, no GMC Company has licensed any Person to use any Intangibles of any GMC Company, nor is any GMC Company obligated to pay any material royalties, licensing fees or similar payments to any Person.

         3.13 Employee Benefit Plans. Except as set forth in Schedule 3.13, no GMC Company has established, maintained or contributed to any Employee Benefit Plans and no GMC Company has proposed any Employee Benefit Plans which any GMC Company will establish or maintain, or to which any GMC Company will contribute, and, except as provided in this Agreement, no GMC Company has proposed any material changes to any Employee Benefit Plans now in effect (all of the preceding referred to collectively hereinafter as "GMC's Employee Benefit Plans"). True and correct copies and summaries and/or descriptions thereof of all of GMC's Employee Benefit Plans have been provided to Acquiror. If permitted and/or required by applicable Law, the GMC Companies have properly submitted or intend to submit all of GMC's Employee Benefit Plans in good faith to meet the applicable requirements of ERISA and/or the Code to the IRS for its approval within the time prescribed therefor under applicable federal regulations. To the Knowledge of the GMC Companies, favorable letters of determination of such tax-qualified status of Employee Benefit Plans have been received from the IRS. GMC has made available a true and correct copy of the most current Form 5500 and any other form or filing required to be submitted to any governmental agency with regard to any of GMC's Employee Benefit Plans. To the Knowledge of the GMC Companies, all of GMC's Employee Benefit Plans are, and have been, operated in substantial compliance with their provisions and with all applicable Laws including, without limitation, ERISA and the Code and the regulations and rulings thereunder. Other than any defined benefit pension set forth in the employment arrangement of Esther Ponnocks, none of the GMC Companies has established, maintained, contributed to or has any Obligations under any defined benefit plan or Multiemployer Plan (as defined in ERISA or the Code). To the Knowledge of the GMC Companies, there are no pending or threatened Proceedings which have been asserted or instituted against any of GMC's Employee Benefit Plans, the Assets of any of the trusts under such plans, the plan sponsor, the plan administrator or against any fiduciary of any of GMC's Employee Benefit Plans (other than routine benefit claims) nor does any GMC Company have Knowledge of facts which could form the basis for any such Proceeding. There are no investigations or audits of any of GMC's Employee Benefit Plans, any trusts under such plans, the plan sponsor, the plan administrator or any fiduciary of any of GMC's Employee Benefit Plans which have been threatened or instituted nor does any GMC Company have Knowledge of facts which could form the basis for any such investigation or audit. Except as disclosed in Schedule 3.13 or as contemplated by this Agreement, no event has occurred which will result in any material Obligation of any GMC Company in connection with any Employee Benefit Plan established, maintained, or contributed to (currently or previously) by any GMC Company or by any other entity which, together with such GMC Company, constitute elements of either (i) a controlled group of corporations (within the meaning of Section 414(b) of the Code), (ii) a group of trades or businesses under common control (within the meaning of Sections 414(c) of the Code or 4001 of ERISA), (iii) an affiliated service group (within the meaning of Section 414(m) of the Code), or (iv) another arrangement covered by Section 414(o) of the Code.

         3.14 Labor Matters. Except as set forth in Schedule 3.14, no GMC Company is a party to any collective bargaining agreement or any other Contract with any labor unions or any other representatives of any employee of any GMC Company. Except as set forth in Schedule 3.14, no collective bargaining agreement is currently being negotiated by or on behalf of any GMC Company. Except as described on Schedule 3.14, there is no present or, to the Knowledge of the GMC Companies, threatened walk-out or strike or any pending arbitration, unfair labor practice, or other similar Proceeding with respect to any GMC Company or its employees and there has been no such walk-out, strike, similar Proceeding or litigation for the past eighteen months or which remains unresolved on the date hereof. Except as set forth on Schedule 3.14, to the Knowledge of the GMC Companies, during the past five years, or, if shorter, during the period of time that GMC owned, directly or indirectly, any GMC Company, no union attempts to organize or represent the employees of any GMC Company have been made, nor has any GMC Company been notified by any labor organization that it is soliciting or intends to solicit its employees to select a bargaining agent. Each of the GMC Companies are in compliance in all material respects with all Laws respecting employment practices.

         3.15 Taxes. Accurate and complete copies of all material federal, state, local and foreign corporate income, excise, franchise, sales and other material Tax returns and reports filed by any of the GMC Companies with respect to their last five fiscal years have been made available to Acquiror. Except as described on Schedule 3.15, (a) GMC and each of GMC's Subsidiaries have properly and timely filed all Tax returns and reports required to be filed by them, all of which were accurately prepared and completed; (b) GMC and each of GMC's Subsidiaries have properly withheld from payments to its employees, agents, representatives, contractors and suppliers all amounts required by Law to be withheld; (c) GMC and each of GMC's Subsidiaries have paid all Taxes required to be paid by them and have made adequate provision in GMC's Financial Statements for Taxes not yet due and payable or Taxes which are being contested in good faith by appropriate Proceedings diligently prosecuted; (d) no audit of any of the GMC Companies by any governmental taxing authority is currently pending or, to the Knowledge of the GMC Companies, threatened; (e) no notice of any Tax audit, or of any Tax deficiency or adjustment, has been received by any of the GMC Companies, and, to the Knowledge of the GMC Companies, there is no basis for any Tax deficiency or adjustment to be assessed against any of the GMC Companies; (f) there are no Contracts or waivers in effect that provide for an extension of time for the assessment of any Tax against any of the GMC Companies; (g) there are no federal Tax elections under any section (or predecessor section) of the Code in effect with respect to any of the GMC Companies; and (h) none of the GMC Companies is a party to, is bound by, or has any Obligation under any Tax sharing agreement or similar Contract or arrangement excluding any such Contract or arrangement to which only GMC Companies are parties or are bound. There is no dispute or claim pending or, to the Knowledge of the GMC Companies, threatened concerning any material Tax liability of any of the GMC Companies. None of the GMC Companies has been a member of an affiliated group filing a consolidated federal income tax return (other than the group the common parent of which is GMC) or has any liability for the Taxes of any Person other than the GMC Companies under Treas. Reg.
Section 1.1502-6 or any similar provision of state, local or foreign Law, as a transferee or successor, by contract or otherwise.

         3.16 Proceedings and Judgments. Except as described on Schedule 3.16,
(a) except for workers' compensation claims and Proceedings for which damages of less than $50,000 are claimed, there is no Proceeding pending or, to the Knowledge of the GMC Companies, threatened against or relating to any of the GMC Companies, any of its Businesses or Assets, which, if adversely determined, would, or would reasonably be expected to, have a Material Adverse Effect, (b) there are no outstanding Judgments against any of the GMC Companies or any of its businesses or Assets or against any of its officers, directors or employees, which would or would reasonably be expected to have a Material

Adverse Effect. As to each item described on Schedule 3.16, accurate and complete copies of all relevant pleadings, judgments, orders and correspondence have been made available to Acquiror. Summaries of all open workers' compensation claims have been delivered to Acquiror.

         3.17 Insurance. All Insurance Policies held by or on behalf of each GMC Company insure against risks of the kind customarily insured against and in amounts customarily carried by insureds similarly situated. All such Insurance Policies are enforceable and in full force and effect. No GMC Company is in default with respect to any provision contained in any such Insurance Policy in a manner which could impair coverage thereunder in any material respect nor has any GMC Company failed to give any material notice or present any material claim under any such Insurance Policy in due and timely fashion. No GMC Company has received a notice of cancellation, non-renewal or audit of any such Insurance Policy which has not or will not be cured on or before Closing Date.

         3.18 Related Party Transactions. Except as disclosed in the SEC Documents, there are no real estate leases, personal property leases, loans, guarantees, or other material Contracts, arrangements or transactions of any nature between any of the GMC Companies and any of stockholders, officers, directors or affiliates (as such term is defined for the purpose of the Exchange
Act) of any of any of the GMC Companies (excluding oral Contracts for "at will" employment with such persons in their capacities as employees), or between any of the GMC Companies and any Person which is an affiliate or an immediate family member of any such stockholder, officer, director or affiliate.

         3.19 Questionable Payments. To the Knowledge of the GMC Companies, neither any GMC Company, nor any of the current or former stockholders, directors, officers, employees, agents or representatives of any GMC Company, directly or indirectly, have (a) used any funds of any of the GMC Companies for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) used any corporate funds of any of the GMC Companies for any direct or indirect unlawful payments to any foreign or domestic government officials or employees, (c) violated any provision of the Foreign Corrupt Practices Act of 1977, (d) established or maintained any unlawful or unrecorded fund of corporate monies or other assets of the GMC Companies, (e) made any false or fictitious entries on the books and records of any of the GMC Companies, (f) made on behalf of any GMC Company or received any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature other than third party payments subsequently revised, adjusted or disallowed on routine Medicare, Medicaid or other third party audits, (g) offered, paid, submitted for payment, solicited or received any remuneration in violation of Medicare or Title XIX of the Social Security Act ("Medicaid"), including without limitation, the Medicare and Medicaid Patient and Program Protection Act of 1987, the Medicare and Medicaid Anti-Kickback Act, the Federal False Claims Act and Federal Laws limiting certain physician referrals (the "Stark Laws"), or (h) made any material favor or gift which is not deductible for federal income tax purposes using funds of any of the GMC Companies (collectively a "Questionable Payment").

         3.20 Suppliers and Customers. Set forth on Schedule 3.20 is a list of each single customer or supplier which provides more than five percent (5%) of the sales or purchases of the GMC Companies (each, a "material customer or supplier"). The relationships of the GMC Companies with its material customers or suppliers are good commercial working relationships. Except as described on
Schedule 3.20, during the last 12 months, no material customer or supplier has canceled or otherwise terminated, or threatened in writing to cancel or otherwise terminate, its relationship with any GMC Company or has during the last 12 months decreased materially, or threatened to decrease or limit materially, its services, supplies or materials to any GMC Company or its usage of the services or products of any GMC Company. No GMC Company has any Knowledge
(a) that any material customer or supplier intends to cancel or otherwise modify its relationship with any GMC Company in any material respect or to decrease materially or limit its services, supplies or materials to any GMC Company or its usage of the services or products of any GMC Company or (c) that the consummation of the transactions contemplated by this Agreement will adversely affect in any material respect the relationship with any such material customer or supplier.

         3.21 Brokerage Fees. Except as described on Schedule 3.21, no broker, finder, agent or similar intermediary has acted for or on behalf of any GMC Company in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker's fee, finder's fee, or similar fee or commission in connection therewith based on any agreement, arrangement or understanding with any GMC Company or any action taken by or on behalf of any GMC Company.

         3.22 Potential Conflicts of Interest. To the Knowledge of the GMC Companies, no physician or "family member" has a "financial interest" in any GMC Company (as such terms are defined in 42 U.S.C. Section 1395 nn and implementing regulations) other than holdings of GMC Common Stock purchased or received in the ordinary course.

         3.23 Third Party Payment Contracts. In addition to the Permits to provide services under the Medicare, Pennsylvania and New Jersey Medicaid Programs and other programs specified in

Section 3.4, each GMC Company, each Facility and each Business conducted by a GMC Company, where appropriate, is an approved provider of services in the third party payment programs iden tified in Schedule 3.23(a), including without limitation: (a) Pennsylvania and New Jersey Blue Cross, Pennsylvania and New Jersey Blue Shield; and (b) other payor plans. Except as set forth on Schedule 3.23(c), no action is pending, or to the Knowledge of the GMC Companies threatened, to suspend, limit, terminate, fail to renew or revoke the status of any such GMC Company, Facility or Business as a provider in any such program, and no such GMC Company, Facility or Business has been provided notice by any such third-party payor of its intention to sus pend, limit, terminate, revoke or fail to renew any contractual arrangement with such GMC Company, Facility or Business as a participating provider of services. No known and unresolved allegations have been made regarding the conduct of any GMC Company, Facility or Business, which if true, would likely result in a suspension, limitation, termination or failure to renew any contractual arrangement between any such third party payor and any such GMC Company, Facility or Business. Except as set forth on Schedule 3.23(d), since May 31, 1991, no GMC Company, Business or Facility has ever been denied, disapproved or prohibited from participating in any payment plan or payor program and no GMC Company, Business or Facility has ever not applied for participation in a payment plan or payor program because it believed it would not be accepted for participation or to receive payment.

         3.24 Third Party Payment Filings. To the extent required for the conduct of its respective Businesses and to receive payment for all services rendered, each GMC Company has filed within the required time substantially all claims required to be filed to secure payment under the Medicare, Medical Assistance, Blue Cross and other third-party payment programs. At the time of filing, all such claims were and continue to be true and accurate.

         3.25 No Criminal Proceedings. Except as described in Schedule 3.25, there are no pending or, to the Knowledge of the GMC Companies, threatened actions, charges, indictments, information, or investigation of any GMC Company or of any of their agents, officers or employees which involve allegations of criminal violations of any Law, including without limitation, Medicare or Medicaid.

         3.26 SEC Documents. GMC has filed all registration statements, proxy statements, reports and other filings, including, without limitation, (i) its Annual Reports on Form 10-K for the fiscal years ended May 31, 1993, 1994 and 1995, respectively, (ii) its Quarterly Reports on Form 10-Q for the periods ended August 31, 1995, November 30, 1995 and February 29, 1996, (iii) all proxy statements relating to meetings of GMC's stockholders (whether annual or special) held since May 31, 1993, (iv) all other forms, reports and registration statements and, in each case, all amendments thereto required to be made, which it was required to file with the SEC (collectively, "SEC Documents"). True and correct copies of all SEC Documents filed by or on behalf of GMC since June 1, 1993 have been made available to Acquiror. Except as set forth on Schedule 3.26, all SEC Documents were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, and, as of its date of filing, none of such documents contained any untrue statement of material fact, or omitted any material fact required to be stated therein or necessary to make the statements therein not misleading. GMC has heretofore furnished to Acquiror complete and correct copies of all amendments and modifications that have not been filed by GMC with the SEC to all Contracts, documents and other instruments that previously had been filed by GMC with the SEC and are currently in effect. No GMC Company (other than GMC) is required to file any form, report or other document with the SEC.

         3.27 Absence of Anti-Takeover Plans. Neither GMC nor any GMC Subsidiary has in effect any plan, scheme, device or arrangement commonly or colloquially known as a "poison pill" or "anti-takeover" plan or any similar plan, scheme, device or arrangement other than provisions providing for a staggered Board of Directors.

         3.28 Information Supplied. At the date the Proxy Statement is first mailed to GMC's stockholders or at the time of the meeting of GMC's stockholders held to vote on approval and adoption of this Agreement, none of the information contained or incorporated by reference in the Proxy Statement shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by GMC with respect to statements made or incorporated by reference therein based on information supplied by Acquiror or Newco specifically for inclusion or incorporation by reference therein. The Proxy Statement shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by GMC with respect to statements made or incorporated by reference therein based on information supplied by Acquiror or Newco specifically for inclusion or incorporation by reference therein.

SECTION 4:  REPRESENTATIONS OF ACQUIROR AND NEWCO

         Acquiror and Newco, jointly and severally, represent and warrant to GMC as follows:

         4.1 Organization. Acquiror is a corporation duly organ ized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Newco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Acquiror and Newco has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby upon the terms and conditions herein provided. Acquiror owns directly or indirectly all of the outstanding capital stock of Newco.

         4.2 Authorization of Agreement. The execution, delivery, and performance of this Agreement by Acquiror and Newco, and the consummation by Acquiror and Newco of the transactions contemplated hereby, (a) have been authorized by all necessary corporate actions by Acquiror's and Newco's respective boards of directors, (b) do not constitute a violation of or default under (either immediately or upon notice, lapse of time or both) (i) the charter or bylaws of Acquiror or Newco, (ii) any material Permits held by Acquiror or Newco or (iii) any material Contract to which Acquiror or Newco is a party or by which Acquiror or Newco is bound, (c) do not constitute a violation of any Law or Judgment which is applicable to Acquiror or Newco, the violation of which would, or would reasonably be expected to, have a material adverse effect on Acquiror and its Subsidiaries taken as a whole, (d) do not accelerate or otherwise modify, or give any Person the right to accelerate or modify, any material Obligation of Acquiror or Newco, and (e) do not require the Consent of any Person to be obtained by Acquiror or Newco except for (i) the filing with the SEC of such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) filings and approvals under the Hart-Scott-Rodino Act, and
(iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. This Agreement constitutes the valid and legally binding agreement of Acquiror and Newco, enforceable against Acquiror and Newco in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, insolvency and similar Laws affecting creditors' rights generally and to general principles of equity (whether considered in a proceeding in equity or at Law).

         4.3 Proceedings. There are no Proceedings existing, and neither Acquiror nor Newco has any Knowledge of any such Proceedings pending or threatened, against Acquiror or Newco, which would prevent or impair Acquiror's or Newco's ability to consummate the transactions contemplated herein.

         4.4 Brokerage Fees. Except for Alex. Brown & Sons Incorporated, no broker, finder, agent or similar intermediary has acted for or on behalf of Acquiror or Newco in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker's fee, finder's fee, or similar fee or commission in connection therewith based on any agreement, arrangement or understanding with Acquiror or Newco or any action taken by Acquiror or Newco.

         4.5 Financing. Acquiror has the ability to finance the payment of the Merger Consideration with cash on hand or available under existing lines of credit or credit facilities.

         4.6 Information Supplied. At the date the Proxy Statement is first mailed to GMC's stockholders or at the time of the meeting of GMC's stockholders held to vote an approval and adoption of this Agreement, none of the information supplied or to be supplied by Acquiror or Newco for inclusion or incorporation by reference in the Proxy Statement shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

SECTION 5:        APPROVAL OF STOCKHOLDERS

         5.1 Stockholders Meeting. As soon as reasonably practicable after the date of the Agreement, GMC shall duly call, give notice of, convene and hold a meeting of the holders of the GMC Common Stock (the "Stockholders Meeting") for the purpose of approving this Agreement and the transactions contemplated by this Agreement. Subject to the fiduciary duties of the Board of Directors of GMC to the Stockholders of GMC under applicable Law, as advised by counsel, the Board of Directors of GMC shall recommend to its Stockholders that they approve the Merger and the other transactions contemplated hereby and shall solicit proxies from its Stockholders in favor of the Merger for use at the Stockholders Meeting. Acquiror shall vote all shares of GMC Common Stock held by it in favor of approval of the Merger. Acquiror shall take all actions necessary to obtain the approval of Acquiror as the sole stockholder of Newco of this Agreement and the transactions contemplated hereby.

         5.2 Preparation of the Proxy Statement. As soon as reasonably practicable after the date of this Agreement, GMC shall reasonably prepare and file a preliminary Proxy Statement with the SEC and use commercially reasonable efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to GMC's stockholders as promptly as practicable after responding to all such comments to the satisfaction of the staff. GMC shall give Acquiror and Newco and their counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Acquiror and Newco and their counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Acquiror and Newco shall reasonably cooperate in the preparation of the Proxy Statement. GMC shall notify Acquiror promptly of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Acquiror with copies of all correspondence between GMC or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Stockholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, GMC shall promptly prepare and mail to its stockholders such an amendment or supplement. GMC shall not mail any Proxy Statement with respect to this Agreement and the transactions contemplated hereby, or any amendment or supplement thereto, to which Acquiror reasonably objects unless GMC is advised by its counsel that the mailing of such Proxy Statement and any amendment or supplement thereto in the form proposed by GMC is required by applicable Law.

SECTION 6:        CERTAIN OBLIGATIONS OF GMC PENDING CLOSING

         6.1 Conduct of GMC's Businesses. Between the date of this Agreement and the Closing Date, except with the prior written consent of Acquiror:

                  (a) GMC shall, and shall cause each of the GMC Companies to, conduct its businesses in a diligent manner consistent with past practices; GMC shall not, and shall cause each of the GMC Companies not to, make any material change in its business practices; and GMC shall, and shall cause each of the GMC Companies to, in good faith, use commercially reasonable efforts to (i) preserve its business organizations intact, (ii) keep available the services of its current officers and key employees and (iii) maintain the good will of its suppliers, customers and other Persons having business relations with any of the GMC Companies. When requested by Acquiror, GMC and each of the GMC Companies shall consult with Acquiror as to the management of GMC's and the GMC Companies' respective Businesses, Facilities and affairs.

                  (b) Except in the ordinary course of its businesses consistent with past practices, GMC shall not, and shall cause each of the GMC Companies not to, (i) create or assume any material Encumbrance upon any of its businesses or Assets, (ii) incur any Obligation, (iii) make any material loan or advance,
(iv) assume, guarantee or otherwise become liable for any material Obligation of any Person, (v) commit for any material capital expenditure, (vi) lease, sell, transfer, abandon or otherwise dispose of any of its material Assets, (vii) waive any material right or cancel any debt or claim, (viii) assume or enter into any Contract other than this Agreement (and any other Contract contemplated herein), (ix) increase, or authorize an increase in, the compensation or benefits paid or provided to any of its directors, officers, employees, agents or representatives, (x) directly or indirectly acquire any GMC Common Stock or any other securities of GMC, or
(xi) declare, pay or set aside for payment any dividend or other distribution. Notwithstanding the provisions of this Section 6.1, GMC may extend the term of its existing line of credit agreement with Commerce Bank and increase such line to an amount not to exceed $8,500,000.

                  (c) Even in the ordinary course of their businesses consistent with past practices, GMC shall not, and shall cause each of the GMC Companies not to, borrow or lend any funds, purchase any goods or services, lease any equipment, incur any Obligation, or enter into any Contract (excluding customer Contracts, working capital advances, sale of accounts receivable transactions, and related commitments entered into in the ordinary course of business consistent with past practices) or other transaction, or do any of the other things described in paragraph (b) above involving individually an amount exceeding $250,000 for any one transaction or series of related transactions. Acquiror shall not unreasonably withhold its consent to any request for approval of any transaction subject to this paragraph (c).

                  (d) GMC shall not, and shall cause each of the GMC Companies not to, (i) adopt, sponsor or enter into any new Employee Benefit Plan or employment agreement or modify any employment agreement or, except as required by applicable Law, any existing Employee Benefit Plan, (ii) except as provided in Section 6.5, participate in any merger, consolidation, division, or reorganization (other than the Merger), (iii) engage in any new type of business, (iv) acquire the business or any bulk Assets of any Person, (v) completely or partially liquidate or dissolve, (vi) terminate any material part of its Businesses, (vii) issue, sell, transfer, pledge, hypothecate or otherwise encumber or dispose of any GMC Stock or any of the capital stock or other securities of any GMC Subsidiary, (viii) except in consultation with and with the prior written consent of Acquiror (which shall not be withheld unreasonably), enter into or renew any union or collective bargaining agreement or modify any existing union or collective bargaining agreement, or (ix) settle or compromise any material Proceeding.

                  (e) GMC shall not, and shall not permit any of the GMC Companies to, amend its charters or bylaws, partnership agreements or other organizational documents, as applicable.

                  (f) GMC shall not, and shall cause each of the GMC Companies not to, redeem, retire or purchase, or create, grant or issue any Contracts, options, warrants or other rights with respect to, any GMC Stock or any of the capital stock of any of the GMC Companies or any other securities of GMC or any of the GMC Companies, or create, grant or issue any stock appreciation rights, phantom shares, cash performance units or other similar rights. Without limiting the generality of the foregoing, GMC shall not issue, or permit the further accrual of, any options or awards under the GMC Option Plans, the LTIP or any employment agreement.

                  (g) Neither GMC nor any of its Subsidiaries shall enter into any Contract which commits any of them to take any action or omit to take any action which would be inconsistent with any of the provisions of this Section 6.1.

         6.2 Access to Information. (a) Between the date of this Agreement and the Closing Date, GMC shall, and shall cause each of the GMC Companies to (i) permit Acquiror and its authorized representatives to have reasonable access to each of the GMC Companies' facilities and offices during normal business hours, to conduct such environmental studies as Acquiror shall reasonably deem necessary or appropriate, to observe each of the GMC Companies' operations, to meet with each of the GMC Companies' officers, employees, accountants, counsel, financial advisors and other representatives, to contact each of the GMC Companies' customers and suppliers and to audit, examine and copy each of the GMC Companies' files, books, records and other documents and papers, and (ii) provide to Acquiror and its authorized representatives all information concerning each of the GMC Companies and its Businesses, Assets and financial condition, which Acquiror reasonably requests. Acquiror shall pay its own out-of-pocket costs and expenses with respect to any such investigation.

                  (b) GMC shall permit Acquiror and its representatives to make reasonable investigations and inquiries concerning the status, scope and nature of all Proceedings pending or threatened against any GMC Company, or which in any way affect the Businesses of any GMC Company or their Assets. GMC shall, and shall cause its representatives to, assist Acquiror and its representatives in conducting such investigations and inquiries, including without limitation, attending any meetings with government representatives. Without limiting the generality of the foregoing, GMC expressly authorizes Acquiror and its representatives to communicate directly with such government representatives. Acquiror shall not institute any conversations or meetings with any governmental representative (excluding conversations or meetings to obtain Permits in the ordinary course) involving any GMC Company without first providing GMC with an opportunity to initiate and participate in such conversations and meetings. Acquiror shall not initiate or communicate directly with any government representatives with respect to any criminal Proceeding involving any GMC Company without the presence of a representative of GMC.

         6.3 Compliance with ISRA. With respect to each GMC Real Property located in the State of New Jersey, the GMC Companies shall comply with the terms and conditions of the Industrial Site Recovery Act, N.J.S.A. 13:1K-6, et seq. ("ISRA") and any and all regulations, orders or directives issued pursuant thereto and, as a condition precedent to Acquiror's obligation to complete Closing, shall obtain from the NJDEP, a letter of non-applicability or written acceptance of a Negative Declaration in accordance with Law and deliver such documents to Acquiror no later than ten (10) days before Closing. Any filing fees, professional fees and other expenses incurred by any of the GMC Companies in complying with ISRA shall be the GMC Companies' sole responsibility, which responsibility shall survive the Closing or termination of this Agreement.

         6.4 Material Consents. Between the date of this Agreement and the Closing Date, GMC and each of its Subsidiaries shall in good faith use commercially reasonable efforts to (a) obtain all Consents required to be obtained by GMC of all governmental regulatory authorities, lenders, lessors, vendors, customers, and other Persons necessary to permit the Merger and other transactions contemplated by this Agreement to be consummated without violating any Law to which GMC or any of its Subsidiaries is bound, any Permit held by GMC or any of its Subsidiaries or any loan agreement, lease or other material Contract to which GMC or any of its Subsidiaries is a party or by which GMC or any of its Subsidiaries is bound, (b) give the notices and make the filings described on Schedule 3.2 and (c) request estoppel certificates from all lenders and lessors as reasonably requested by Acquiror.

         6.5 Acquisition Proposals. Neither GMC nor any GMC Company shall, directly or indirectly, through any stockholder, officer, director, partner, employee, agent, representative or otherwise, solicit, initiate or encourage the submission of any proposal or offer (including, without limitation, any tender offer) from any Person relating to any acquisition or purchase of all or (other than in the ordinary course of business) any significant portion of the Assets of, or any equity interest in, GMC or any GMC Company or any business combination with GMC or any GMC Company (collectively, an "Acquisition Proposal"), or participate in any negotiations regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. GMC immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. GMC shall notify Acquiror promptly if any such proposal or offer, or any inquiry or contact with any Person with respect thereto, is made and shall, in any such notice to Acquiror, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the material terms and conditions of such proposal, offer, inquiry or contact. Notwithstanding the foregoing, GMC may furnish information and access, or cause such information or access to be furnished, in response to unsolicited requests therefor, to any Person or group (each a "Potential Acquiror"), including parties with whom GMC or its representatives have had discussions on any basis prior to the date hereof, pursuant to appropriate confidentiality agreements, and may (and may cause its representatives to) participate in discussion and negotiate with such Potential Acquirors concerning any Acquisition Proposal only if (i) the Potential Acquiror has, in circumstances not involving any prior breach by GMC of any of the foregoing provisions, made a bona fide Acquisition Proposal, and (ii) the Board of Directors of GMC determines in its good faith judgment in the exercise of its fiduciary duties to the stockholders of GMC under applicable state Law based upon the advice of its legal counsel and after consultation with its financial advisors, that such action is required by such fiduciary duties. In the event GMC shall take any action pursuant to the foregoing sentence, it shall promptly inform Acquiror as to that fact and shall furnish to Acquiror the specifics thereof. GMC may not enter into a definitive agreement for an Acquisition Proposal with a Potential Acquiror with which it is permitted to negotiate pursuant to this Section except as provided in Section 11.1(e). Nothing contained in this Agreement shall prohibit GMC and its directors from (a) issuing a press release or otherwise publicly disclosing the terms of any Acquisition Proposal, if required by applicable Law, (b) making to its stockholders any recommendation and related filings with the SEC as required by Rules 14e-2 and 14d-9 under the Exchange Act with respect to any tender offer or (c) making any disclosure to GMC's stockholders which the Board of Directors of GMC determines, after consultation with outside counsel, is required under applicable Law (including, without limitation, Laws relating to the fiduciary duties of directors).

         6.6 Hart-Scott-Rodino Filings. As promptly as practicable after the date of this Agreement, GMC shall make all filings under the Hart-Scott-Rodino Act which are required in connection with the transactions contemplated by this Agreement. GMC shall cooperate with Acquiror in connection with Acquiror's filings under the Hart-Scott-Rodino Act including, without limitation, providing all information reasonably requested by Acquiror and taking all reasonable actions to cause the early termination of all applicable waiting periods.

         6.7 Reports. GMC shall provide Acquiror with GMC's Financial Statements for the year ended May 31, 1996 and any interim period thereafter as and when such Financial Statements are completed. As of its date, none of such documents will contain any untrue statement of material fact or omit any material fact required to be stated therein or necessary to make the statements therein not misleading.

         6.8 Advice of Changes. Between the date of this Agreement and the Closing Date, GMC shall promptly advise Acquiror of any fact of which it obtains Knowledge and which, if existing or known as of the date of this Agreement, would have been required to be set forth or disclosed in or pursuant to this Agreement (it being understood that such advice shall not be deemed to modify GMC's representations, warranties or covenants contained in this Agreement).

         6.9 Reasonable Efforts. Subject to the fiduciary duties of the Board of Director's of GMC to GMC's Stockholders under applicable Laws as advised by counsel, GMC shall use all reasonable efforts, and cause each GMC Company to use all reasonable efforts, to consummate the Merger and the transactions contemplated by this Agreement as of the earliest practicable date including, without limitation, causing the conditions set forth in Section 9 to be satisfied, and GMC shall not take, cause or, to the best of its reasonable ability permit to be taken, and shall not permit or cause any GMC Company to take, cause or permit to be taken, any action that would impair the prospect of completing the Merger and the transactions contemplated by this Agreement.

SECTION 7:        CERTAIN OBLIGATIONS OF ACQUIROR PENDING CLOSING

         7.1 Hart-Scott-Rodino Filings. As promptly as practicable after the date of this Agreement, Acquiror shall make all filings under the Hart-Scott-Rodino Act which are required in connection with the transactions contemplated by this Agreement. Acquiror shall cooperate with GMC in connection with GMC's filings under the Hart-Scott-Rodino Act, including without limitation, providing all information reasonably requested by GMC and taking all reasonable actions to cause the early termination of all applicable waiting periods.

         7.2 Advice of Changes. Between the date of this Agreement and the Closing Date, Acquiror shall promptly advise GMC in writing of any fact of which it obtains Knowledge and which, if existing or known as of the date of this Agreement, would have been required to be set forth or disclosed in or pursuant to this Agreement (it being understood that such advice shall not be deemed to modify Acquiror's representations, warranties or covenants contained in this Agreement).

         7.3 Reasonable Efforts. Acquiror and Newco shall use all reasonable efforts to consummate the Merger and the transactions contemplated by this Agreement as of the earliest practicable date including, without limitation, causing the conditions set forth in Section 8 to be satisfied, and neither Acquiror nor Newco shall take, or cause or to the best of its reasonable ability permit to be taken, any action that would impair the prospect of completing the Merger and the transactions contemplated by this Agreement.

         7.4 Material Consent and Permits. Between the date of this Agreement and the Closing Date, Acquiror and Newco shall in good faith cooperate with GMC in its efforts to obtain the Consents and Permits referenced in Section 6.4, provided, however, that neither Acquiror nor Newco shall (i) be required to assume, guaranty or act as surety for the Obligation of any Person, (ii) breach or violate any Contract to which Acquiror, Newco or any of their respective Subsidiaries is a party or by which any of them are bound or (iii) consent to the amendment of any Contract or Permit which Acquiror determines in its sole discretion would be adverse to the GMC Companies or the Acquiror.


SECTION 8:        CONDITIONS PRECEDENT TO GMC'S
                  CLOSING OBLIGATIONS

         Each obligation of GMC to be performed on the Closing Date shall be subject to the satisfaction of each of the conditions stated in this Section 8, except to the extent that such satisfaction is waived by GMC in writing.

         8.1 Stockholder Approval. The Merger shall have been duly approved by the affirmative vote of the holders of a majority of the outstanding shares of GMC Common Stock in accordance with Section 251 of the DGCL.

         8.2 Acquiror's and Newco's Representations. Each representation and warranty made by Acquiror and Newco in this Agreement shall be true and correct
(a) in all material respects with respect to representations and warranties which are not modified by materiality and (b) in all respects with respect to representations and warranties which are modified by materiality, in either case, on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date except for those representations and warranties made as of a specified date which shall continue to be true and correct as of such date.

         8.3 Acquiror's and Newco's Performance. All of the terms and conditions of this Agreement to be satisfied or performed by Acquiror or Newco on or before the Closing Date shall have been satisfied or performed in all material respects.

         8.4 Closing Documents. Acquiror and Newco shall have delivered all of the documents provided for in Section 10.2.

         8.5 Hart-Scott-Rodino Waiting Periods. All applicable waiting periods with respect to the Merger under the Hart-Scott-Rodino Act shall have expired.

         8.6 Legal Opinion. Newco shall have received the favorable opinion of Blank Rome Comisky & McCauley, counsel to Acquiror, dated the Closing Date, addressed to GMC and in form and substance materially acceptable to the parties.

SECTION 9:        CONDITIONS PRECEDENT TO ACQUIROR'S
                  CLOSING OBLIGATIONS

         Each obligation of Acquiror to be performed on the Closing Date shall be subject to the satisfaction of each of the conditions stated in this Section 9, except to the extent that such satisfaction is waived by Acquiror in writing.

         9.1 Material Consents and Permits. On or before the Closing Date, GMC, Acquiror and/or Newco shall have received all Consents and Permits necessary to permit the Merger and the other transactions contemplated by this Agreement to be consummated. All such Consents and Permits shall be in form and substance reasonably satisfactory to Acquiror and all applicable notice periods shall have expired.

         9.2 Stockholder Approval. The Merger shall have been duly approved by the affirmative vote of the holders of a majority of the outstanding shares of GMC Common Stock in accordance with Section 251 of the DGCL.

         9.3 GMC's Representations. Each representation and warranty made by GMC in this Agreement shall be true and correct (a) in all material respects with respect to representations and warranties which are not modified by materiality (excluding the representations and warranties set forth in the first two sentences of Section 3.5) and (b) in all respects with respect to representations and warranties which are set forth in the first two sentences of
Section 3.5 or which are modified by materiality, in any case, as of the date of this Agreement, and as of the Closing Date with the same force and effect as though made on and as of the Closing Date except for those representations and warranties made as of a specified date which shall continue to be true and correct as of such date.

         9.4 GMC's Performance. All of the terms and conditions of this Agreement to be satisfied or performed by GMC on or before the Closing Date shall have been satisfied or performed in all material respects.

         9.5 Closing Documents. GMC shall have delivered all of the documents provided for in Section 10.1.

         9.6 Absence of Proceedings. No Proceeding shall have been instituted (excluding any such action, suit or proceeding initiated by or on behalf of Acquiror or any of its Subsidiaries or affiliates), no Judgment or order shall have been issued, and no new Law shall have been enacted, on or before the Closing Date, in any event which seeks damages which would or would be reasonably expected to result in a Material Adverse Effect as a result of, or which seeks to or does prohibit or restrain, the consummation of the Merger or any of the other transactions contemplated by this Agreement.

         9.7 No Material Adverse Changes. There shall not have been any Material Adverse Change, or any event or omission that is reasonably likely to have a Material Adverse Effect, between April 30, 1996 and the Closing Date.

         9.8 Hart-Scott-Rodino Waiting Periods. All applicable waiting periods with respect to the Merger under the Hart-Scott- Rodino Act shall have expired.

         9.9 Legal Opinion. Acquiror shall have received the favorable opinions of Mesirov Gelman Jaffe Cramer & Jamieson, counsel to GMC, and Buchanan & Ingersoll, regulatory counsel to GMC, each dated the Closing Date, addressed to Acquiror and in form and substance mutually acceptable to the parties.

SECTION 10:       CLOSING DELIVERIES

         10.1 GMC's Obligations at Closing. GMC shall deliver to Acquiror, at the Closing, the following:

                  (a) Resignations of all directors of GMC, releases (in form and substance reasonably satisfactory to the parties) and, if requested by Acquiror, resignations of any and all officers or directors, as such, of the GMC Companies, in form and substance satisfactory to Acquiror, dated the Closing Date and duly executed by each such director and officer.

                  (b) A certificate dated the Closing Date, in form and substance satisfactory to Acquiror, of the Chief Executive Officer and the Chief Financial Officer of GMC, certifying that to the actual Knowledge of such officer after reasonable inquiry (i) all representations and warranties made by GMC in this Agreement are true and correct as required by Section 9.3, (ii) all of the terms and conditions of this Agreement to be satisfied or performed by GMC on or before the Closing Date have been satisfied or performed in all material respects, and (iii) there has not been any Material Adverse Change between April 30, 1996 and the Closing Date.

                  (c) Good standing certificates for each GMC Company, dated no earlier than ten days before the Closing Date, from its jurisdiction of formation and each respective jurisdiction in which any of the GMC Companies currently or at the Closing Date is qualified or registered to do business as a foreign corporation or partnership.

                  (d) All other agreements, certificates, instruments and documents reasonably requested by Acquiror in order to fully consummate the transactions contemplated hereby and carry out the purposes and intent of this Agreement.

         10.2 Acquiror's or Newco's Obligations at Closing. Acquiror or Newco shall deliver to GMC at the Closing the following:

                  (a) A certificate dated the Closing Date, in form and substance satisfactory to GMC, of the Chief Executive Officer and the Chief Financial Officer of each of Acquiror and Newco, certifying that to the actual Knowledge of such officer after reasonable inquiry (i) all representations and warranties made by Acquiror or Newco in this Agreement are true and correct to the extent required by Section 8.2 and (ii) all of the terms and conditions of this Agreement to be satisfied or performed by Acquiror or Newco on or before the Closing Date have been satisfied or performed in all material respects.

                  (b) Good standing certificates for Acquiror and Newco dated no earlier than ten days before the Closing Date, from its jurisdictions of incorporation.

                  (c) All other agreements, certificates, instruments and documents reasonably requested by GMC in order to fully consummate the transactions contemplated hereby and carry out the purposes and intent of this Agreement.

SECTION 11:       TERMINATION

         11.1 Termination. At any time prior to the Closing, whether or not the Merger has been approved by the Stockholders, this Agreement may be terminated and the transactions contemplated hereby may be abandoned, in accordance with any of the following methods:

                  (a) by mutual consent of Acquiror, Newco and GMC, authorized by their respective boards of directors;

                  (b) by Acquiror or GMC, as the case may be, (i) if the Closing shall not have occurred on or prior to February 1, 1997 for any reason or (ii) if it has become reasonably certain that any condition to the closing obligations of such party will not be satisfied and such condition has not been waived by such party, unless, in either case, the failure of the Closing to occur or such condition to be satisfied shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements and conditions set forth herein to be performed or observed by such party at or before the Closing;

                  (c) by Acquiror, if there shall have been material breach of any obligation of GMC hereunder and such breach shall have not been remedied within 10 days after receipt by GMC of notice in writing from Acquiror specifying the nature of such breach and requesting that it be remedied;

                  (d) by GMC, if there shall have been any material breach of any obligation of Acquiror hereunder and such breach shall not have been remedied within 10 days after receipt by Acquiror of notice in writing from GMC specifying the nature of such breach and requesting that it be remedied;

                  (e) by GMC in order to enter into a definitive agreement for an Acquisition Proposal with a Potential Acquiror with which it is permitted to negotiate pursuant to Section 6.5, provided that GMC shall have first (i) paid the Termination Fee to Acquiror pursuant to Section 12.2 and (ii) given the Acquiror at least three business days' notice of its intention to terminate this Agreement, such notice to include all of the material terms of such definitive agreement; and

                  (f) by Acquiror or Newco, if (i) the Board of Directors of GMC shall withdraw, modify or change its recommendation of this Agreement or the Merger in a manner adverse to Acquiror or Newco or shall have resolved to do any of the foregoing or (ii) if the Board of Directors of GMC shall have recommended to the shareholders of GMC an Acquisition Proposal.


         11.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 11.1 hereof by Acquiror, on the one hand, or GMC, on the other hand, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect, and no party shall have any further Obligation under this Agreement except as provided in Section 12.1 or 12.2; provided, however, that termination of this Agreement pursuant to Section 11.1 (b), (c) or (d), shall not relieve any party to this Agreement of liability for any default or breach of this Agreement.

SECTION 12:       OTHER PROVISIONS

         12.1 Confidentiality and Publicity. Acquiror and Newco shall hold in confidence all confidential information concerning the GMC Companies which is disclosed to it in connection with the transactions contemplated hereby, and GMC and each of the GMC Subsidiaries shall hold in confidence all confidential information concerning Acquiror which is disclosed to them in connection with the transactions contemplated hereby. GMC and Acquiror shall consult with each other as to the form and substance of any press release or other public disclosure of matters related to this Agreement and the transactions contemplated hereby and thereby and neither party shall make any such press release or other public disclosure without the consent of the other party, which such consent shall not be unreasonably withheld or delayed; provided, however, that nothing in this Section 12.1 shall be deemed to prohibit any party hereto from making any disclosure which its counsel deems necessary or advisable in order to fulfill such party's disclosure obligations imposed by Law. In the event that the Merger is not consummated, each party shall promptly return to the other party all confidential information concerning such other party including copies thereof.

         12.2 Fees and Expenses. (a) Except as set forth in this Section 12.2, Acquiror shall pay all of the fees and expenses incurred by it, and GMC shall pay all of the fees and expenses incurred by GMC, in negotiating and preparing this Agreement (and all other Contracts and documents executed in connection herewith or therewith) and in consummating the transactions contemplated hereby and thereby.

                  (b) The parties acknowledge that as a condition to its willingness to enter into this Agreement, Acquiror has requested GMC to pay a termination fee in the amount of $5,000,000 plus Expenses (as hereinafter defined) in an amount not to exceed $750,000 (collectively, the "Termination Fee") in certain circumstances. To induce Acquiror to enter into this Agreement, GMC agrees to pay the Termination Fee to Acquiror, (i) as a precondition to GMC's right to terminate this Agreement pursuant to Section 11.1(e) hereof, (ii) in the event that Acquiror or Newco terminate this Agreement pursuant to Section 11.1(f), or (iii) in the event that a Third Party Acquisition (as defined below) shall have occurred at any time (A) this Agreement is in effect or (B) during the first 12 months immediately following the termination of this Agreement (other than a Termination pursuant to Section 11.1(b) or (d) due to a breach of this Agreement by Acquiror or Newco); provided that in the case of any Third Party Acquisition under clause (B), such Third Party Acquisition is at a per share value (or implied per share value) higher than $5.75 per share of GMC Common Stock.

                  (c) "Expenses" means the sum of all of Acquiror's and Newco's accountable out-of-pocket expenses and fees incurred or accrued by either of them or on their behalf in connection with the transactions contemplated hereby.

                  (d) "Third Party Acquisition" means the occurrence of any of the following events: (i) the acquisition of GMC by merger, consolidation or other business combination transaction by any Person other than Acquiror, Newco or any affiliate thereof (a "Third Party"), or the public announcement of a Contract providing for such a transaction; (ii) the acquisition by any Third Party of 50% or more of the total assets of the GMC Companies, taken as a whole, or the public announcement of a Contract providing for such a transaction; or
(iii) the acquisition by a Third Party of 50% or more of the outstanding GMC Stock whether by tender offer, exchange offer or otherwise, or the public announcement of a Contract providing for such a transaction.

                  (e) In the event that GMC shall fail to pay the Termination Fee when due, there shall also be payable to the Acquiror the costs and expenses actually incurred or accrued by Acquiror and Newco (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this Section 12.2, together with interest on such unpaid Termination Fee and expenses, commencing on the date that the Termination Fee became due, at a rate equal to the rate of interest publicly announced by Mellon Bank, N.A., from time to time, as such bank's Base Rate.

                  (f) The Payment of the Termination Fee shall be due and payable by GMC: (i) prior to the termination of this Agreement by GMC pursuant to Section 11.1(e) or (ii) within five business days following (A) the termination of this Agreement pursuant to 11.1(f) or (B) the occurrence of any Third Party Acquisition requiring the Termination Fee to be paid pursuant to
Section 12.2(b).

                  (g) In addition to any other rights and remedies it may have at law or in equity, Acquiror shall have the right to have an injunction, issued by any court of equity having jurisdiction, enjoining the GMC Companies and any other Person from entering into a definitive agreement for an Acquisition Proposal or consummating a Third Party Acquisition until the Termination Fee has been paid to Acquiror in full.

                  (h) In addition to any other rights and remedies it may have at law or in equity, Acquiror and Newco shall be entitled to be reimbursed by GMC for their Expenses in the event of, and payable within five business days after, any termination of this Agreement by Acquiror pursuant to Section 11.1(b) or Section 11.1(c) due to a material breach of this Agreement by GMC.

         12.3 Notices. All notices, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when

(a) delivered personally, delivery charges prepaid, or (b) three business days after being sent by registered or certified mail (return receipt requested), postage prepaid, or (c) one business day after being sent by a nationally recognized express courier service, postage or delivery charges prepaid, in any case to the parties at its addresses stated on the first page of this Agreement. Notices may also be given by prepaid telegram or facsimile and shall be effective on the date transmitted if confirmed within 24 hours thereafter by a signed original sent in the manner provided in the preceding sentence. A copy of each notice to GMC shall be simultaneously sent to Mesirov Gelman Jaffe Cramer & Jamieson, 1735 Market Street, Philadelphia, Pennsylvania 19103, Attention:
Robert P. Krauss, Esquire. A copy of each notice to Acquiror or Newco shall be sent to Blank Rome Comisky & McCauley, Four Penn Center Plaza, Philadelphia, Pennsylvania 19103, Attention: Stephen E. Luongo, Esquire. Any party may change its address for notice and the address to which copies must be sent by giving notice of the new addresses to the other party in accordance with this Section 12.3, provided that any such change of address notice shall not be effective unless and until received.

         12.4 Survival of Representations. The respective representations, warranties, and covenants of the parties in this Agreement shall not survive the Closing Date and shall terminate on the Closing Date, except for the representations, warranties and covenants contained in Sections 12.1, 12.2 and
12.13 which shall survive without limitation of time. However, such termination shall not be deemed to deprive any of the parties hereto or their Subsidiaries, or any of their directors, officers or controlling Persons, of any defense in law or equity which otherwise would be available against the claims of any Person, including, but not limited to, any stockholder or former stockholder of the parties hereto. Before and on the Closing Date, each party shall be deemed to have relied upon each of the representations and warranties made to it in this Agreement or pursuant hereto, regardless of any investigation made by or on behalf of such party or the right of investigation of such party.

         12.5 Entire Understanding. This Agreement, together with the Exhibits and Schedules hereto, and that certain Confidentiality Agreement dated February 3, 1995 between Acquiror and GMC, state the entire understanding among the parties with respect to the subject matter hereof and thereof, and supersedes all prior and contemporaneous oral and written communications and agreements with respect to the subject matter hereof. No amendment or modification of this Agreement shall be effective unless in writing and signed by the party against whom enforcement is sought. Each of the parties may agree to any amendment or supplement to this Agreement, or a waiver of any provision of this Agreement, either before or after the approval of such party's stockholders (as provided in this Agreement) and without seeking further stockholder approval, so long as such amendment, supplement or waiver does not change the Merger Consideration. This Agreement shall not be terminated except as provided in Section 11.1.

         12.6 Parties in Interest. This Agreement shall bind, benefit, and be enforceable by and against GMC, Acquiror and Newco and their respective successors and assigns. No party shall in any manner assign any of its rights or obligations under this Agreement without the express prior written consent of the other parties. Nothing in this Agreement is intended to confer, or shall be deemed to confer, any rights or remedies upon any Persons other than the parties hereto.

         12.7 No Waivers. No waiver with respect to this Agreement shall be enforceable unless in writing and signed by the party against whom enforcement is sought. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between or among any of the parties, shall constitute a waiver of, or shall preclude any other or further exercise of, any right, power or remedy.

         12.8 Severability. If any provision of this Agreement is construed to be invalid, illegal or unenforceable as to any party or generally, then that provision shall be enforceable by the other parties and the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

         12.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart hereof.

         12.10 Section Headings. Section and subsection headings in this Agreement are for convenience of reference only, do not constitute a part of this Agreement, and shall not affect its interpretation.

         12.11 References. All words used in this Agreement shall be construed to be of such number and gender as the context requires or permits.

         12.12 Controlling Law. THIS AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

         12.13 Directors' and Officers' Indemnification and Insurance.

                  (a) The charter or bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in the charter or bylaws of GMC, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at the Effective Time were directors, officers, employees, fiduciaries or agents of GMC, unless such modification shall be required by Law.

                  (b) GMC shall, to the fullest extent permitted under applicable Law and regardless of whether the Merger becomes effective, indemnify and hold harmless, and, after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless, each present and former director and officer of each GMC Subsidiary (collectively, the "Indemnified Parties") against all costs and expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective
Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer or director, whether occurring before or after the Effective Time, for a period of six years after the date hereof. In the event of any such claim, action, suit, proceeding or investigation, (i) GMC or the Surviving Corporation, as the case may be, shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to GMC or the Surviving Corporation, promptly after statements therefor are received and
(ii) GMC and the Surviving Corporation shall cooperate in the defense of any such matter provided, however, that neither GMC nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided, further, that neither GMC nor the Surviving Corporation shall be obligated pursuant to this Section 12.13(b) to pay the fees and expenses of more than one counsel for all Indemnified Parties in any single action except to the extent that two or more of such Indemnified Parties shall have conflicting interests in the outcome of such action; and provided, further, that, in the event that any claim for indemnification is asserted or made within such six-year period, all rights to indemnification in respect of such claim shall continue until the disposition of such claim.

                  (c) The Surviving Corporation shall use its commercially reasonable efforts to maintain in effect for three years from the Effective Time, if available, the current directors' and officers' liability insurance policies maintained by GMC (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 12.13(c) more than an amount per year equal to 150% of current annual premiums paid by GMC for such insurance (which premiums GMC represents and warrants to be $249,720 in the aggregate).

                  (d) In the event GMC or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of GMC or the Surviving Corporation, as the case may be, or at Acquiror's option, Acquiror shall assume the obligations set forth in this Section 12.13.

         12.14 Jurisdiction and Process; Specific Performance. (a) In any action between or among any of the parties, whether arising out of this Agreement or otherwise, (i) each of the parties irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in the Commonwealth of Pennsylvania; (ii) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the Commonwealth of Pennsylvania;
(iii) each of the parties irrevocably waives the right to trial by jury; and
(iv) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 12.3.

                  (b) The parties hereto agree that irreparable damage would occur to Acquiror and Newco in the event any provision of this Agreement was not performed in accordance with the terms hereof and that Acquiror and Newco shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

         WITNESS THE DUE EXECUTION AND DELIVERY HEREOF as of the date first stated above.


                                     GENESIS HEALTH VENTURES, INC.


                                     By: /s/ Michael R. Walker
                                         --------------------------------
                                          Michael R. Walker, Chairman of
                                          the Board and Chief Executive
                                          Officer


                                     GERIATRIC & MEDICAL COMPANIES, INC.


                                     By: /s/ Daniel Veloric
                                         ---------------------------------
                                         Daniel Veloric, Chairman of
                                         the Board and President


                                     G ACQUISITION CORPORATION


                                     By: /s/ Michael R. Walker
                                         ----------------------------------
                                         Michael R. Walker, Chairman of
                                         the Board and Chief Executive
                                         Officer

                                    SCHEDULES



     The following Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K:



Schedule 1.24 -  Executive Officers

Schedule 3.1  -  Organization and Subsidiaries

Schedule 3.2  -  Authorization of Agreement

Schedule 3.3  -  Compliance with Law

Schedule 3.4  -  Permits

Schedule 3.5  -  GMC's Stock

Schedule 3.6  -  GMC Financial Statements

Schedule 3.8  -  Real Property

Schedule 3.9  -  Obligations

Schedule 3.10 -  Operations Since April 30, 1996

Schedule 3.11 -  Contracts

Schedule 3.12 -  Intangibles

Schedule 3.13 -  Employee Benefit Plans

Schedule 3.14 -  Labor Matters

Schedule 3.15 -  Taxes

Schedule 3.16 -  Proceedings and Judgements

Schedule 3.20 -  Suppliers and Customers

Schedule 3.21 -  Brokerage Fees

Schedule 3.23 -  Third Party Payment Contracts

Schedule 3.25 -  Criminal Proceedings

Schedule 3.26 -  SEC Documents

     The Registrant agrees to furnish supplementally a copy of any omitted Schedule to the Commission upon request.